Amendment

This Agreement, dated September 1st, 2010, by and between Latitude Solutions, Inc. its subsidiaries and affiliated companies (the "Company") and Dante Laurino ("Consultant"), amends the Consulting Agreement dated 6-8-2010.

NOW, THEREFORE, in consideration of these promises, the Company and the Consultant hereby agree as follows:

1. The "Consideration" section of the Consultant's Agreement is hereby amended to read:

In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant a retainer fee at the rate of $5,000 per month beginning on 9-01-2010; and every month on the first day of the month following that date for Consulting Services.

Read, Accepted and Agreed:

M J Cohen, CFO

Matthew J. Cohen, CFO
Latitude Solutions, Inc.

Dante Laurino

Laurino Consulting